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                                                                     Exhibit 5.1

United Auto Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302

Ladies and Gentlemen:

         I have represented United Auto Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 2,100,000 shares of the Company's Voting Common Stock, par value $0.0001, (the " Common Stock"), issuable pursuant to the United Auto Group, Inc. 2002 Equity Compensation Plan (the "Plan").

         Based upon my examination of such documents and other matters as I deem relevant, it is my opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized for issuance and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                           Very truly yours,

                                            /s/ ROBERT H. KURNICK, JR.

                                             Robert H. Kurnick, Jr.